Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Reports Robust Results in the Second Quarter of 2016
Raises Full-Year Guidance for 2016 on Expanding Segment Operating Profit Margin

Second quarter 2016 Highlights and 2016 Guidance:

◦	Revenue of $328.8 million, up 29 percent from prior year period

◦	Segment operating profit of $42.4 million, an increase of 38 percent

◦	Diluted earnings per share of $0.63 and adjusted diluted earnings per share of $0.67 vs. diluted earnings per share of $0.48 in the second quarter of 2015

◦
Raises full-year 2016 diluted earnings per share guidance to $2.00 - $2.10, or $2.25 - $2.35 on an adjusted basis, compared with previous guidance of $1.90 - $2.05, or $2.15 - $2.30 on an adjusted basis

CHICAGO, July 26, 2016-JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the second quarter of 2016.
Second quarter 2016 revenue increased 29 percent from the same period in 2015, comprised of 14 percent organic growth and 15 percent growth from acquisitions. Segment operating profit increased 38 percent year over year. Segment operating profit margin improved 80 basis points to 12.9 percent in the second quarter of 2016.
Diluted earnings per share from continuing operations was $0.63 for the second quarter of 2016 versus $0.48 in the second quarter of 2015. Excluding restructuring charges of $1.9 million in the second quarter of 2016, adjusted diluted earnings per share was $0.67. There were no restructuring charges in the second quarter of 2015.
“JBT continued to capture the benefits of our Next Level strategy and investments, translating to robust sales growth and improved profitability,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “FoodTech’s protein equipment sales and aftermarket performance were particularly strong in the quarter. Profitability also benefited from strong military sales and a favorable product mix at AeroTech.”

Orders and Backlog
For the second quarter of 2016, inbound orders of $307 million expanded 27 percent, reflecting year-over-year increases of 38 percent and 12 percent, respectively, at FoodTech and AeroTech. Backlog expanded 36 percent year over year. “While orders increased substantially year over year - including a 15 percent increase in organic orders - some FoodTech orders anticipated in the quarter were delayed,” continued Giacomini.

2016 Outlook
“Based on our strong first-half performance and improved profitability, we are raising our full-year 2016 guidance,” concluded Giacomini. For 2016, the Company now anticipates GAAP diluted earnings per share of $2.00 - $2.10, or $2.25 - $2.35 on an adjusted basis. That compares with previous GAAP guidance of $1.90 - $2.05, or $2.15 - $2.30 on an adjusted basis, and diluted earnings per share of $1.88 in 2015. JBT anticipates revenue growth of approximately 16 percent, reflecting organic growth of 5 - 6 percent and 10 percent growth from acquisitions. The Company expects segment operating margin expansion of 50 - 75 basis points, compared with the previous guidance of 25 - 50 basis point expansion. For the third quarter of 2016, the Company anticipates a seasonal decline in earnings from second quarter levels, similar to 2015. The fourth quarter is expected to be seasonally stronger, with performance in line with the fourth quarter of 2015.
Second Quarter 2016 Earnings Conference Call
A conference call is scheduled for 10:00 a.m. EDT on Wednesday, July 27, 2016 to discuss second quarter 2016 financial results. Participants may access the conference call by dialing (877) 201-0168 in the U.S. and Canada or (647) 788-4901 for international callers and using conference ID 42437631, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EDT on July 27, 2016.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 4,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtcorporation.com.
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s periodic filings with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue	$328.8	$254.6	$595.9	$479.6
Cost of sales	233.0	180.4	423.3	340.9

Gross profit	95.8	74.2	172.6	138.7

Selling, general and administrative expense	58.0	46.6	111.9	94.0
Research and development expense	5.9	4.3	11.4	8.0
Restructuring expense	1.9	—	9.1	—
Other expense (income), net	0.1	0.1	0.6	(0.2)

Operating income	29.9	23.2	39.6	36.9

Net interest expense	2.2	2.0	4.2	3.8
Income from continuing operations before income taxes	27.7	21.2	35.4	33.1
Provision for income taxes	8.9	6.8	11.4	10.7
Income from continuing operations	18.8	14.4	24.0	22.4
Loss from discontinued operations, net of taxes	—	—	(0.1)	—
Net income	$18.8	$14.4	$23.9	$22.4

Basic earnings per share:
Income from continuing operations	$0.64	$0.49	$0.81	$0.76
Loss from discontinued operations	—	—	—	—
Net income	$0.64	$0.49	$0.81	$0.76

Diluted earnings per share:
Income from continuing operations	$0.63	$0.48	$0.80	$0.75
Loss from discontinued operations	—	—	—	—
Net income	$0.63	$0.48	$0.80	$0.75

Weighted average shares outstanding
Basic	29.4	29.5	29.4	29.5
Diluted	29.8	29.8	29.8	29.8

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Income from continuing operations as reported	$18.8	$14.4	$24.0	$22.4

Non-GAAP adjustments:
Restructuring expense	1.9	—	9.1	—

Impact on tax provision from Non-GAAP adjustments(1)	(0.6)	—	(2.9)	—

Adjusted income from continuing operations	$20.1	$14.4	$30.2	$22.4

Income from continuing operations as reported	$18.8	$14.4	$24.0	$22.4
Total shares and dilutive securities	29.8	29.8	29.8	29.8
Diluted earnings per share from continuing operations	$0.63	$0.48	$0.80	$0.75

Adjusted income from continuing operations	$20.1	$14.4	$30.2	$22.4
Total shares and dilutive securities	29.8	29.8	29.8	29.8
Adjusted diluted earnings per share from continuing operations	$0.67	$0.48	$1.01	$0.75

(1) Impact on tax provision was calculated using the Company’s annual effective tax rate of 32.0%.
The above table contains adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures, and are intended to provide an indication of our underlying ongoing operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating our performance and for the planning and forecasting of future periods. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income	$18.8	$14.4	$23.9	$22.4

Loss from discontinued operations, net of taxes	—	—	0.1	—

Income from continuing operations as reported	18.8	14.4	24.0	22.4

Provision for income taxes	8.9	6.8	11.4	10.7
Net interest expense	2.2	2.0	4.2	3.8
Depreciation and amortization	9.5	6.8	18.1	13.6

EBITDA	39.4	30.0	57.7	50.5

Non-GAAP adjustments:
Restructuring expense	1.9	—	9.1	—

Adjusted EBITDA	$41.3	$30.0	$66.8	$50.5

The above table provides net income as adjusted by income taxes, net interest expense and depreciation and amortization expense recorded during the period to arrive at EBITDA. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an Adjusted EBITDA for the periods reported. Given the Company’s Next Level focus on growth through strategic acquisitions, management considers Adjusted EBITDA to be an important non-GAAP financial measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

Updated Guidance
Full Year 2016

Diluted earnings per share from continuing operations	$2.00 - $2.10

Non-GAAP adjustments:
Restructuring expense (1)	$0.40

Impact on tax provision from Non-GAAP adjustments(2)	$(0.15)

Adjusted diluted earnings per share from continuing operations	$2.25 - $2.35

(1) Restructuring expense is estimated to be between $11.0 million and $13.0 million for the full year of 2016. We have used the mid-point of the full year estimate in the table above. These amounts have been divided by our estimate of 29.8 million total shares and dilutive securities to derive the earnings per share value.

(2) Impact on tax provision was calculated using the Company's expected tax rate to be incurred on these restructuring costs of 36%.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue
JBT FoodTech	$228.8	$163.9	$406.3	$303.1
JBT AeroTech	100.5	90.8	190.6	177.0
Intercompany eliminations	(0.5)	(0.1)	(1.0)	(0.5)
Total revenue	$328.8	$254.6	$595.9	$479.6

Income before income taxes
Segment operating profit (1)
JBT FoodTech	$31.0	$22.5	$49.8	$35.6
JBT AeroTech	11.4	8.3	19.9	16.7
Total segment operating profit	42.4	30.8	69.7	52.3

Corporate expense (1)	(10.6)	(7.6)	(21.0)	(15.4)
Restructuring expense	(1.9)	—	(9.1)	—

Operating income	$29.9	$23.2	$39.6	$36.9

Other business segment information

Inbound Orders
JBT FoodTech	$201.0	$146.0	$423.7	$352.1
JBT AeroTech	106.9	95.6	228.6	195.9
Intercompany eliminations	(0.5)	—	(0.9)	(0.5)
Total inbound orders	$307.4	$241.6	$651.4	$547.5

			As of June 30,
			2016	2015
Order Backlog
JBT FoodTech			$328.9	$242.6
JBT AeroTech			250.7	184.9
Total order backlog			$579.6	$427.5

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense and income taxes are not allocated to the segments. Corporate expense includes: corporate staff-related expense, stock-based compensation, LIFO provisions, and certain employee benefit expenses.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	June 30,	December 31,
	2016	2015

Cash and cash equivalents	$35.1	$37.2
Trade receivables, net	232.0	212.5
Inventories	150.3	104.9
Other current assets	41.7	41.6
Total current assets	459.1	396.2

Property, plant and equipment, net	190.4	181.1
Other assets	299.7	298.8
Total assets	$949.2	$876.1

Short-term debt and current portion of long-term debt	$7.7	$2.2
Accounts payable, trade and other	113.4	110.7
Advance and progress payments	138.6	115.8
Other current liabilities	130.1	124.4
Total current liabilities	389.8	353.1

Long-term debt, less current portion	305.4	280.6

Accrued pension and other postretirement benefits, less current portion	81.4	90.7
Other liabilities	24.2	22.0

Common stock and additional paid-in capital	64.8	65.8
Retained earnings	228.9	211.1
Accumulated other comprehensive loss	(145.3)	(147.2)
Total stockholders' equity	148.4	129.7
Total liabilities and stockholders' equity	$949.2	$876.1

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30,
	2016	2015

Cash flows from operating activities:
Income from continuing operations	$24.0	$22.4

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	18.1	13.6
Other	9.6	5.2

Changes in operating assets and liabilities:
Trade accounts receivable, net	(18.0)	8.9
Inventories	(44.4)	(13.6)
Accounts payable, trade and other	3.0	8.9
Advance and progress payments	21.6	17.0
Other - assets and liabilities, net	(13.2)	(22.6)

Cash provided by continuing operating activities	0.7	39.8

Cash required by discontinued operating activities	(0.1)	(0.1)

Cash flows required by investing activities:
Acquisitions, net of cash acquired	(3.2)	—
Capital expenditures	(20.9)	(19.4)
Other	1.0	2.8

Cash required by investing activities	(23.1)	(16.6)

Cash flows provided (required) by financing activities:
Net proceeds (payments) on credit facilities	30.0	(19.6)
Dividends	(6.0)	(5.6)
Purchase of treasury stock	(4.4)	(4.1)
Other	(1.1)	(2.6)

Cash provided (required) by financing activities	18.5	(31.9)

Effect of foreign exchange rate changes on cash and cash equivalents	1.9	(4.6)

Decrease in cash and cash equivalents	(2.1)	(13.4)

Cash and cash equivalents, beginning of period	37.2	33.3

Cash and cash equivalents, end of period	$35.1	$19.9